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                                                                      Exhibit 15

December 10, 1998

Merrill Lynch & Co., Inc.
World Financial Center
North Tower, 31st Floor
New York, NY 10281

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial information of Merrill Lynch & Co., Inc. and subsidiaries ("Merrill Lynch") as of March 27, 1998, June 26, 1998 and September 25, 1998 and for the three-month periods ended March 27, 1998 and March 28, 1997, the three- and six-month periods ended June 26, 1998 and June 27, 1997 and the three- and nine-month periods ended September 25, 1998 and September 26, 1997, as indicated in our reports dated May 8, 1998, August 7, 1998 and November 9, 1998, respectively; because we did not perform an audit, we expressed no opinion on that information. The financial information as of and for the three- and nine-month periods ended September 25, 1998 and September 26, 1997 gives retroactive effect to the merger of Merrill Lynch and Midland Walwyn Inc., which has been accounted for as a pooling-of-interests, as described in Note 2 to the condensed consolidated financial statements included in your Quarterly Report on Form 10-Q for the quarter ended September 25, 1998.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 27, 1998, June 26, 1998 and September 25, 1998, are incorporated by reference in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP

New York, New York